Exhibit (10)(p)

Notice of Grant of Performance Share	ID: 63-0366371
Units and Agreement	1200 Urban Center Drive
Birmingham, AL 35242
February 12, 2007
Pursuant to the terms and conditions of the Company’s 2006 Long Term Incentive Plan (the ‘Plan’), you have been granted a Performance Share Award for ___ shares (the ‘PSU’) of stock as outlined below.

Granted To:
Grant Date:	February 8, 2007
Grant ID:
PSU’s Granted:
Price per Share:
Total Option Price:
Expiration Date:
Vesting Schedule:	100% at 12/31/2009
By your signature and the Company’s signature below, you and the Company agree that these PSU’s are granted under and governed by the terms and conditions of the Company’s 2006 Long Term Incentive Plan and the Performance Share Unit Agreement, copies of which have been provided to you and are incorporated herein.

Signature:		Date:

Vulcan Materials Company

Signature:		Date:

THIS DOCUMENT CONSTITUTES PART OF
A PROSPECTUS COVERING SECURITIES THAT
HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933
VULCAN MATERIALS COMPANY
PERFORMANCE SHARE UNIT AWARD AGREEMENT
Granted under the 2006 Omnibus Long-Term Incentive Plan
Terms and Conditions
February 8, 2007
1.	Definitions. As used in this Award Agreement the following terms shall have the meanings as follows:
(a)	“Award Agreement” means this Performance Share Unit Award Agreement.

(b)	“Award Period” means the three-year period shown on Schedule A of this Award Agreement, except that in the “Event” of a Retirement, Disability, Death, or Change in Control, the Award Period will be the period covered by the Award Agreement ending on December 31st of the calendar year in which the Event occurred.

(c)	“Company” means Vulcan Materials Company, a New Jersey corporation.

(d)	“Committee” means the Compensation Committee of the Board of Directors.

(e)	“Disability” means Permanent and Total Disability whereby the Participant is entitled to long-term disability benefits under the applicable group long-term disability plan of the Company or a Subsidiary, or, to the extent not eligible to participate in any Company-sponsored plan, under the guidelines of the Social Security Administration.

(f)	“Fair Market Value” or “FMV” means the closing stock price for a Share on the business day that immediately precedes the Payment Date as reported on a national securities exchange if the Shares are then being traded on such an exchange or as determined by the Committee if Shares are not so traded.

(g)	“Grant Date” means the date of this Award Agreement.

(h)	“Participant” means the name of the employee of the Company or its subsidiaries or affiliates appearing on the first page of this Award Agreement.

(i)	“Payment Date” means the date on which payment is made under this Award Agreement.

(j)	“Performance Share Unit” or “PSU” means the equivalent of one share of Common Stock.

(k)	“Plan” means the Vulcan Materials Company 2006 Omnibus Long-Term Incentive Plan, as amended, or any successor plan, as amended.

(l)	“Retirement” means a participant who retires or who is eligible to elect to retire in accordance with the Company’s Retirement Income Plan for Salaried Employees of Vulcan Materials Company or any successor plan.

(m)	“Share” means a share of Common Stock, par value $1.00 per share, of the Company.

2.	Grant and Vesting of PSUs
(a)	Grant. The Participant is awarded the number of PSUs designated on the first page of this Award Agreement.

(b)	Vesting. Except as otherwise provided in Section 4, and subject to the Committee’s discretion set forth in Section 6, the PSUs will become vested on December 31, at the end of the Award Period.
3.	Payment of Performance Share Units
(a)	Percentage of Awards Payable. Utilizing the Performance Share Award Unit Payment Table, Schedule A, the Committee establishes the Percentage of Awards Payable (“Percentage”) for the Award Period. The Percentage is based on Economic Profit (“EP”) and Total Shareholder Return (“TSR”) versus a Comparison Group during the Award Period. The maximum Percentage, as set forth in Schedule A, may be decreased but not increased by the Committee.

(b)	Performance Share Units Payable. The number of PSUs payable will be determined by multiplying the number of PSUs granted pursuant to this Award Agreement by the Percentage as determined in Section 3(a). Payment will be made in stock.

(c)	The Value of the Stock Issued as Payment for PSUs Earned. The FMV will be used to determine the basis of the stock payable.

(d)	Withholding. The Company shall withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory amount for federal, state, local, and employment taxes (“Total Tax”) which could be withheld on the transaction, with respect to any taxable event arising as a result of this Award Agreement.

(e)	Timing of Payment. Payment will be made to a Participant after determination that the payment has been earned but no later than 2 1/2 months after the end of the Award Period; except that in the Event of Retirement as defined in Section 4(a), Disability as defined in Section 4(b), Death as defined in Section 4(c), and Change in Control as defined in Section 4(f), payment will be made within the 2 1/2 month period following the end of the year in which the Event occurs.

(f)	Payment Determination. The Committee may exercise its discretion to reduce or eliminate payments if the Award Period average TSR is less than or equal to the 25th percentile or the average EP is less than or equal to 25% of Target. For performance levels falling between the values shown on the Payment Table (Schedule A), the Percentages will be determined by interpolation.

SCHEDULE A
Vulcan Materials Company	PERFORMANCE SHARE UNIT AWARD
3-Year Average Economic	PAYMENT TABLE
Profit (As a percent of	Percentage of Award Payable
Target)	Award Period January 1, 2007 – December 31, 2009
175% or >	100	150	200
150%	75	125	175
100%	50	100	150
50%	25	75	125
25% or <	0	50	100

	25th or <	50th	75th or >

	Company 3-Year Average Total Shareholder Return Percentile Rank Relative to Comparison S&P Index
4.	Termination of Employment.
(a)	Retirement, as defined in Section 1(l).
(i)	If a Participant retires from employment at age 62 or later, the PSUs which have been held by the Participant until January 1st of the calendar year following the year of grant, will be deemed to be non-forfeitable; provided however, that the Participant executes a reasonable non-competition covenant with the Company restricting the Participant from competing with the Company in a specified territory for a specified period of time; otherwise, if such covenant is not executed by the Participant, unvested PSUs will be forfeited and vested PSUs not yet paid as of the date of such termination will be paid in accordance with Section 3.

(ii)	If a Participant retires from employment prior to reaching the age of 62, the PSUs will become non-forfeitable in accordance with Schedule B; provided however, that the Participant executes a reasonable non-competition covenant with the Company restricting the Participant from competing with the Company in a specified territory for a specified period of time; otherwise, if such covenant is not executed by the Participant, unvested PSUs will be forfeited and vested PSUs not yet paid as of the date of such termination will be paid in accordance with Section 3.

(iii)	All non-forfeitable PSUs will be paid in accordance with Section 3.

SCHEDULE B
If the “prior to age 62” retirement occurs on or	The percentage of PSUs
after January 1st of the:	that will become Non-forfeitable is:
1st Calendar year following the Grant Date	33%
2nd Calendar year following the Grant Date	67%
3rd Calendar year following the Grant Date	100%
(b)	Disability. Upon determination of Disability, as defined in Section 1(e), the PSUs granted under this Award Agreement will become non-forfeitable. All non-forfeitable PSUs will be paid in accordance with Section 3.

(c)	Death. Upon the death of the Participant, the PSUs granted under this Award Agreement will become non-forfeitable. All non-forfeitable PSUs will be paid to the Participant’s estate in accordance with Section 3.

(d)	Other Termination. Upon voluntary termination for reasons other than retirement, or upon involuntary termination for reasons other than death, Disability, or cause as determined under Section 4(e), unvested PSUs will be forfeited and vested PSUs not yet paid as of the date of such termination will be paid in accordance with Section 3.

(e)	Termination for Cause. If a Participant’s employment is terminated for cause, the PSUs will immediately be forfeited, even with respect to vested PSUs which were otherwise non-forfeitable but not yet paid. The Committee shall have complete discretion to determine whether a Participant has been terminated for cause. The Committee’s determination shall be final and binding on all persons for purposes of the Plan and this Award Agreement.

(f)	Change in Control of the Company. Upon a Change in Control of the Company, as defined in the Vulcan Materials Company Change in Control Severance Plan or any successor plan, the PSUs granted under this Award Agreement will be deemed to be non-forfeitable. All non-forfeitable PSUs will be paid in accordance with Section 3.
5.	Section 16(b) Participants. Any Participant subject to Section 16(b) reporting shall be governed by same with respect to PSUs.
6.	Committee Discretion. The Committee may, in its sole discretion, amend this Award Agreement to the extent necessary to comply with any statute, regulation, or other administrative guidance. Notwithstanding any other provision of the Plan or this Award Agreement, the Committee may amend the Plan or this Award Agreement to the extent permitted by their terms and accelerate vesting for the events described in Sections 4(a). The Committee shall not make any amendment pursuant to this Section 6 that would cause this Award Agreement, if it is subject to or becomes subject to Section 409A of the Internal Revenue Code, to fail to satisfy the requirements of such Section 409A. The Committee has sole discretion to establish the Comparison Group to be used in evaluating the performance of the Company in accordance with Section 3(a), and may change the Comparison Group from time to time.
7.	Entire Agreement; Amendment. This Award Agreement, the Memorandum, and the Plan are incorporated herewith and represent the entire understanding and agreement between the Company and the Participant, and shall supersede any prior agreement and understanding between the parties. Except as provided in Section 6 of this Agreement and subject to any Plan provision, this Award may not be amended or modified except by a written instrument executed by the parties hereto.

8.	Non-Solicitation. In consideration for this Agreement and notwithstanding any other provision in this Agreement, the Participant agrees to comply with the non-solicitation covenants set forth below:
(a)	Non-Solicitation of Customers. The Participant acknowledges that while employed by the Company, the Participant will occupy a position of trust and confidence and will acquire confidential information about the Company, its subsidiaries and affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates in the ordinary course of business, including trade secrets, data, formulae, information concerning customers and other information which is of value to the Company because it is not generally known. The Participant agrees that during the period of employment with the Company and for a period of two years after the date of termination of employment with the Company, regardless of the reason for termination, the Participant will not, either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of another business firm, directly or indirectly solicit any customer of the Company or of its affiliates or subsidiaries.

(b)	Non-Solicitation of Employees. The Participant recognizes that while employed by the Company, the Participant will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. The Participant recognizes that this information is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by the Participant because of the Participant’s business position with the Company. The Participant agrees that during the period of employment with the Company and for two years after the date of termination of employment with the Company, regardless of the reason for termination, the Participant will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates for the purpose of being employed by the Participant or by any business, individual, partnership, firm, corporation or other entity on whose behalf the Participant is acting as an agent, representative or employee and that the Participant will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of the Participant’s duties as an employee of the Company.

(c)	Remedies. If any dispute arises concerning the violation by the Participant of the covenants described in this Section, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith. If the Participant violates any of the obligations in this Section, this Award Agreement will terminate, if it is outstanding, and, in addition, the Company will be entitled to any appropriate relief, including money damages, equitable relief, and attorneys’ fees.